Exhibit 99.1

News Release

Company Contacts:
David Park,	Sonia Segovia,
VP of Marketing	IR Coordinator
Tel: (408) 533-8530	Tel: (408) 938-6491
Email: david.park@pdf.com	Email: sonia.segovia@pdf.com

Nancy Erba Joins PDF Solutions Board of Directors

SANTA CLARA, Calif.— June 3, 2019—PDF Solutions, Inc. (NASDAQ: PDFS), a leading provider of differentiated data and analytics solutions to the semiconductor and electronics industries, today announced that Nancy Erba has joined the Company’s Board of Directors effective June 3, 2019. Ms. Erba will also serve on the Company’s Audit and Corporate Governance Committee.

“On behalf of PDF Solutions and the Board of Directors, I am pleased to welcome Nancy as our newest board member,” said Joe Bronson, Lead Independent Director of the Board of Directors of PDF Solutions. “Ms. Erba has an impressive track record of success in building and leading best in class finance, business operations, and corporate development organizations throughout her career. As we continue to evolve the Company to be the leading provider of big data solutions for the semiconductor and electronics market segment, Ms. Erba will provide valuable oversight, direction and strategic input for the Company and will have a meaningful impact on PDF Solutions’ future growth.”

“PDF Solutions is a pioneer and leader in the development of unique and novel data that is unparalleled in its ability to drive analytic insights that measurably improve operational excellence in semiconductor and electronics manufacturing. I look forward to working with the team at this exciting time in the Company’s evolution,” said Ms. Erba about joining the Board.

Ms. Erba, most recently served as Chief Financial Officer at Immersion Corporation, a provider of touch feedback technology known as haptics. Prior to that she served in various capacities at Seagate Technology, a provider of storage solutions, including Vice President of Finance, Corporate Financial Planning and Analysis, Division CFO, Vice President of Business Operations and Vice President of Corporate Development. Ms. Erba holds a Bachelor's Degree in mathematics from Smith College and an MBA from Baylor University. She is an “audit committee financial expert” based on her knowledge and understanding of generally accepted accounting principles and financial statements, experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues relevant to those of the Company, and understanding of internal control over financial reporting.

ABOUT PDF SOLUTIONS

PDF Solutions (NASDAQ: PDFS) offers an end-to-end analytics platform that empowers engineers and data scientists across the semiconductor ecosystem to rapidly improve the yield, quality, and profitability of their products. By combining industry-leading data analytics and professional services with exclusive, differentiated product data generated during the manufacturing process, PDF Solutions is delivering on the promise of Industry 4.0 today by transforming how the ecosystem collects, analyzes, and shares data. Key Fortune 500 organizations around the world rely on PDF Solutions to remove the data barriers that encumber and constrain new product introductions and to deliver the machine learning insights that drive efficient and profitable high-volume manufacturing.

Headquartered in Santa Clara, California, PDF Solutions also operates worldwide in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com/.

PDF Solutions and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc.

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